Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SABRE CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Sabre Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    Section 1(a) of Article VI of the Third Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“(a)    Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than 5 individuals, nor more than 13 individuals (exclusive of directors referred to in Section 1(e) of this Article VI). The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.”

2.    Section 1(b) of Article VI of the Third Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“(b)    Classes. Other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Section 1(e) of this Article VI, the Board of Directors shall be divided into three classes, with the term of office of one class expiring at each annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), and with directors of each class the term of which expires at that Annual Meeting being elected for a term expiring at the third Annual Meeting following election and until the election and qualification of their respective successors in office. For so long as there are three classes of directors, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Notwithstanding the foregoing, at the 2019 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2020 Annual Meeting; at the 2020 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2021 Annual Meeting; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding Annual Meeting, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2021 Annual Meeting, the classification of the Board of Directors shall cease.”

3.    Section 2 of Article VI of the Third Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“Section 2.    Vacancies and Newly Created Directorships. Unless otherwise required by applicable law and subject to any requirements under the Stockholders’ Agreement, any newly created directorship that results from an increase in the number of directors, or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a newly created directorship shall hold office for the remaining term of the class, if any, to which such director shall have been elected, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.”

4.    Section 3 of Article VI of the Third Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“Section 3.    Removal. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 2 of Article IV and any resolution or resolutions adopted by the Board of Directors pursuant thereto, any director may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding Common Stock.”

5.    The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Sabre Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of May, 2018.

SABRE CORPORATION

By:	/s/ Steve Milton
Name:	Steve Milton
Office:	Corporate Secretary